                                                                       EXHIBIT 3


                                                                  EXECUTION COPY

================================================================================

                          PURCHASE AND SALE AGREEMENT

================================================================================





                                  By and Among

                                ARK LAND COMPANY

                                 ARCH COAL, INC.

                                       and

                           FRC-WPP NRP INVESTMENT L.P.


                                   ----------

                           Covering the Acquisition of

                          4,796,920 SUBORDINATED UNITS

                                       of

                         NATURAL RESOURCE PARTNERS L.P.



                                   ----------

                                December 22, 2003

                                TABLE OF CONTENTS


1.       Definitions..............................................................................................1

2.       The Transactions.........................................................................................4
         (a)    Sale of the Seller's Subordinated Units...........................................................4
         (b)    Consideration.....................................................................................4
         (c)    The Closing.......................................................................................4
         (d)    Actions at the Closing............................................................................4

3.       Representations and Warranties Concerning the Transaction................................................4
         (a)    Representations and Warranties Concerning Each of the Seller and the Parent.......................4
         (b)    Representations and Warranties Concerning the Buyer...............................................6

4.       Remedies for Breaches of this Agreement..................................................................7
         (a)    Survival of Representations and Warranties........................................................7
         (b)    Indemnification Provisions for Benefit of the Buyer...............................................7
         (c)    Indemnification Provisions for Benefit of the Seller..............................................8
         (d)    Matters Involving Third Parties...................................................................9
         (e)    Determination of Amount of Adverse Consequences...................................................9
         (f)    Compliance with Express Negligence Rule..........................................................10
         (g)    Tax Treatment of Indemnity Payments..............................................................10

5.       Miscellaneous...........................................................................................10
         (a)    Disclosure.......................................................................................10
         (b)    No Third-Party Beneficiaries.....................................................................10
         (c)    Succession and Assignment........................................................................10
         (d)    Counterparts.....................................................................................10
         (e)    Notices..........................................................................................11
         (f)    Governing Law....................................................................................11
         (g)    Remedy and Waiver................................................................................12
         (h)    Further Assurances...............................................................................12
         (i)    Amendments and Waivers...........................................................................12
         (j)    Severability.....................................................................................12
         (k)    Transaction Expenses.............................................................................12
         (l)    Construction.....................................................................................12
         (m)    Entire Agreement.................................................................................13


EXHIBITS

Exhibit A: Secretary's Certificate of Seller
Exhibit B: Secretary's Certificate of Parent
Exhibit C: Certificate of Members of General Partner of Buyer

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of December 22, 2003 is by and among Ark Land Company, a Delaware corporation (the "Seller"), Arch Coal, Inc., a Delaware corporation and sole shareholder of Seller (the "Parent"), and FRC-WPP NRP Investment L.P., a Delaware limited partnership (the "Buyer"). The Seller, the Parent and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, the Seller entered into the First Amended and Restated Partnership Agreement of Natural Resource Partners L.P., a Delaware Limited Partnership ("NRP"), dated as of October 17, 2002 and as amended to date (the "MLP Agreement"), pursuant to which the Seller became a limited partner of NRP and the owner of, among other interests, 4,796,920 Subordinated Units (as defined in the MLP Agreement) of NRP (the "Seller's Subordinated Units"), as evidenced by a Certificate Evidencing Subordinated Units Representing Limited Partner Interests in Natural Resource Partners L.P., Numbered Certificate No. 4 (the "Certificate"); and

         WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Seller's Subordinated Units.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the Parties hereby agree as follows:

                                    AGREEMENT

         1. Definitions. Unless otherwise provided for herein, the following terms have the following meanings:

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, damages, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Encumbrances, losses, expenses, payments and fees of every type and nature whatsoever, legal or equitable, or any item similar or related to the foregoing, including the reasonable cost of the investigation and preparation of defense, court costs and attorneys' fees and expenses, but excluding any punitive, exemplary, special, indirect, remote, speculative or consequential damages (including any damages on account of lost profit or opportunities).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Agreement" has the meaning set forth in the preface.

         "Buyer" has the meaning set forth in the preface.

         "Buyer Indemnitees" means, collectively, the Buyer and its Affiliates and each of their respective officers (or natural persons performing similar functions), directors (or natural persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

         "Certificate" has the meaning set forth in the Recitals.

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge or security interest.

         "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, department, board, bureau, official, or other regulatory, administrative or governmental authority or instrumentality of the United States, any foreign country, or domestic or foreign state, county, city, local or other political subdivision.

         "GP" means NRP (GP) LP, a Delaware limited partnership and the general partner of NRP.

         "GP LLC Purchase Agreement" means that certain purchase agreement by and among Robertson Coal Management LLC, a Delaware limited liability company, Seller and the Parent, dated December 22, 2003.

         "Indemnified Party" has the meaning set forth in Section 4(d).

         "Indemnifying Party" has the meaning set forth in Section 4(d).

         "Laws" means any applicable federal, state, municipal, local, foreign, international, multinational or administrative law, constitution, statute, code, ordinance, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any kind or nature whatsoever, including any public policy, judgment or principle of common law, of any applicable Governmental Authority.

         "Limited Partner" has the meaning set forth in the MLP Agreement.

         "Limited Partnership Interest" means the limited partnership interest of a Limited Partner in NRP, including rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve (subject to the limitations set forth in the MLP Agreement).

         "MLP Agreement" has the meaning set forth in the Recitals.

         "NRP (GP) LP Purchase Agreement" means that certain purchase agreement by and among NRP Investment L.P. a Delaware limited partnership, the Seller and the Parent, dated December 22, 2003.

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Parent" has the meaning set forth in the preface.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Person" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof) or any other legal entity.

         "Purchase Price" means $111,000,000.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Seller" has the meaning set forth in the preface.

         "Seller Indemnitees" means, collectively, the Seller and each of its respective Affiliates and each of its respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, excise, assessment, fee or other governmental charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Third-Party Claim" has the meaning set forth in Section 5(d).

         "Transaction Agreements" means this Agreement, the GP LLC Purchase Agreement, the NRP (GP) LP Purchase Agreement, Amendment No. 1 to LP Agreement, Amendment No. 1 to LLC Agreement, the Agreement for Appointment of Seller's Directors, and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein.

         "Transfer Application" has the meaning set forth in the MLP Agreement.

         2. The Transactions.

                  (a) Sale of the Seller's Subordinated Units. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer at the Closing, and the Buyer agrees to purchase from the Seller at the Closing, all of the Seller's right, title and interest in and to the Seller's Subordinated Units.

                  (b) Consideration. Subject to the terms and conditions of this Agreement and in consideration for the sale of the Seller's Subordinated Units, the Buyer agrees to pay the Seller the Purchase Price at the Closing in cash payable by wire transfer to Seller of immediately available federal funds.

                  (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Buyer on December 22, 2003 (the "Closing Date").

                  (d) Actions at the Closing. At the Closing,

                           (i) The GP LLC Purchase Agreement will be executed
                  simultaneously, and the transactions described therein will close simultaneously with the transactions described in this Agreement.

                           (ii) The NRP (GP) LP Purchase Agreement will be
                  executed simultaneously, and the transactions described therein will close simultaneously with the transactions described in this Agreement.

                           (iii) Seller will deliver a Secretary's Certificate
                  substantially in the form of Exhibit A.

                           (iv) Parent will deliver a Secretary's Certificate
                  substantially in the form of Exhibit B.

                           (v) Buyer will deliver a Certificate of Sole Member
                  of General Partner substantially in the form of Exhibit C.

                           (vi) Buyer will pay the Seller the Purchase Price in
                  cash payable by wire transfer to Seller of immediately available federal funds to an account specified by Seller.

                           (vii) Seller will deliver the Certificate, and Buyer
                  will deliver the Certificate, accompanied by a duly executed Transfer Application, to the GP.

         3. Representations and Warranties Concerning the Transaction.

                  (a) Representations and Warranties Concerning Each of the Seller and the Parent. Each of the Seller and the Parent hereby represents and warrants to the Buyer that:

                           (i) Organization and Good Standing. Each of them (x)
                  is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; and (y) is duly qualified to transact business and is in good standing in the State of Missouri.

                           (ii) Authorization of Transaction. Each of them has
                  full corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which the Seller or the Parent is a party constitutes the valid and legally binding obligation of the Seller or the Parent, as applicable, enforceable against Seller or Parent, as applicable, in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, including limiting the right of specific performance, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Neither the Seller nor the Parent need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which it is a party.

                           (iii) Title to the Seller's Subordinated Units.
                  Seller has good, valid and marketable title to the Seller's Subordinated Units, free and clear of all Encumbrances. Upon purchase of the Seller's Subordinated Units by Buyer and the receipt by Seller of the Purchase Price pursuant hereto, good and valid title to the Seller's Subordinated Units will pass to Buyer, free and clear of all Encumbrances.

                           (iv) Noncontravention. Neither the execution and
                  delivery of any of the Transaction Agreements to which either the Seller or Parent is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Law to which the Seller or Parent is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, indenture, note agreement, loan agreement, contract, lease, license, instrument, or other arrangement (x) to which either the Seller or Parent is a party or by which either of them is bound or (y) to which any of their assets are subject (or result in the imposition of any Encumbrance upon any of the Seller's or Parent's assets), in either case except for such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, failures to give notice, Encumbrances or other occurrences that would not have, or would reasonably be expected not to have, a material adverse effect on the ability of the Seller or the Parent to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which it is a party.

                           (v) Brokers' Fees. Neither the Seller nor Parent has
                  any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer is, or could become, liable or obligated.

         (b) Representations and Warranties Concerning the Buyer. The Buyer hereby represents and warrants to the Seller that:

                           (i) Organization of the Buyer. The Buyer (x) is a
                  limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware; and (y) is duly qualified to transact business and is in good standing in the State of Texas.

                           (ii) Authorization of Transaction. The Buyer has full
                  limited partnership power and authority to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which the Buyer is a party constitutes the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, including limiting the right of specific performance, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which it is a party.

                           (iii) Noncontravention. Neither the execution and
                  delivery of any of the Transaction Agreements to which the Buyer is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Law to which the Buyer is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, indenture, note agreement, loan agreement, contract, lease, license, instrument or other arrangement (x) to which either the Buyer is a party or by which it is bound or (y) to which any of the Buyer's assets are subject (or result in the imposition of any Encumbrance upon any of the Buyer's assets), in either case except for such violations that would not have, or would reasonably be expected not to have, a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which it is a party.

                           (iv) Brokers' Fees. The Buyer does not have any
                  liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller is, or could become, liable or obligated.

                           (v) Investment Intent; Investment Experience;
                  Restricted Securities. In acquiring the Seller's Subordinated Units, the Buyer is not offering or selling, and shall not offer or sell the Seller's Subordinated Units, for the Seller in connection with any distribution of any of such Seller's Subordinated Units, and the Buyer does not have a participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. The Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Seller's Subordinated Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of such Seller's Subordinated Units. The Buyer understands that none of the Seller's Subordinated Units shall have been registered pursuant to the Securities Act or any applicable state securities laws, that all of such Seller's Subordinated Units shall be characterized as "restricted securities" under federal securities laws and that under such laws and applicable regulations none of such Seller's Subordinated Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

         4. Remedies for Breaches of this Agreement.

                  (a) Survival of Representations and Warranties. (i) The representations and warranties of the Seller and the Parent contained in Sections 3(a)(i) and 3(a)(iv) shall survive the Closing hereunder until the date that is 2 years after the Closing Date. The representations and warranties of the Seller and the Parent contained in Sections 3(a)(ii), 3(a)(iii) and 3(a)(v) shall survive the Closing indefinitely. The representations and warranties of the Buyer contained in Sections 3(b)(i) and 3(b)(iii) shall survive the Closing for a period of 2 years after the Closing Date. The representations and warranties of the Buyer contained in Sections 3(b)(ii) and 3(b)(iv) shall survive the Closing indefinitely. The covenants and obligations contained in
Section 2 and all other covenants and obligations contained in this Agreement shall survive the Closing indefinitely.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                           (i) Representations and Warranties. In the event: (x)
                  any of the representations or warranties of the Seller or the Parent is breached; (y) there is an applicable, unexpired survival period pursuant to Section 4(a); and (z) the Buyer makes a written claim for indemnification against the Seller and/or the Parent pursuant to Section 5(e) within such survival period, then the Seller and Parent agree to release, indemnify and hold harmless the Buyer Indemnitees from and against any Adverse Consequences suffered by the Buyer Indemnitees by reason of all such breaches; provided, that neither the Seller nor the Parent shall have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all such breaches exceeds an aggregate ceiling amount equal to 100% of the Purchase Price (after which point the Seller and the Parent shall have no obligation to indemnity the Buyer Indemnitees from and against further such Adverse Consequences). Any due diligence or other investigation by or on behalf of the Buyer shall not affect its reliance or right to rely on any representation or warranty made by the Seller or Parent in this Agreement.

                           (ii) Covenants and Obligations. In the event: (x) any
                  of the covenants or obligations of the Seller in Section 2 or any other covenants or obligations of the Seller in this Agreement are breached; and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to
                  Section 5(e), then the Seller and Parent agree to release, indemnify and hold harmless the Buyer Indemnitees from and against any Adverse Consequences suffered by the Buyer Indemnitees.

                  (c) Indemnification Provisions for Benefit of the Seller.

                           (i) Representations and Warranties. In the event: (x)
                  any of the representations or warranties of the Buyer is breached; (y) there is an applicable survival period pursuant to Section 4(a); and (z) the Seller makes a written claim for indemnification against the Buyer pursuant to Section 5(e) within such survival period, then the Buyer agrees to release, indemnify and hold harmless the Seller Indemnitees from and against any Adverse Consequences suffered by such Seller Indemnitees by reason of all such breaches; provided, that Buyer shall not have any obligation to indemnify any Seller Indemnitees from and against any such Adverse Consequences to the extent the Adverse Consequences the Seller Indemnitees, in the aggregate, have suffered by reason of all such breaches exceeds an aggregate ceiling amount equal to 100% of the Purchase Price (after which point the Buyer shall have no obligation to indemnity the Seller Indemnitees from and against further such Adverse Consequences). Any due diligence or other investigation by or on behalf of the Seller or the Parent shall not affect their reliance or right to rely on any representation or warranty made by the Buyer in this Agreement.

                           (ii) Covenants and Obligations. In the event: (x) any
                  of the covenants or obligations of the Buyer in Section 2 or any other covenants or obligations of the Buyer in this Agreement are breached; and (y) the Seller makes a written claim for indemnification against the Buyer pursuant to
                  Section 5(e) within such survival period, then the Buyer agrees to release, indemnify and hold harmless the Seller Indemnitees from and against any Adverse Consequences suffered by the Seller Indemnitees.

                  (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the
                  "Indemnified Party") with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 4, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing. Failure to give prompt notice of a Third-Party Claim hereunder shall not affect the Indemnifying Party's obligations, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give prompt notice.

                           (ii) The Indemnifying Party shall have the right to
                  assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense; provided further, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (A) the Indemnifying Party has agreed to pay such fees and expenses or (B) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that the representation of both parties would be inappropriate due to actual or potential differing interests between them.

                           (iii) The Indemnifying Party shall not consent to the
                  entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                           (iv) Unless and until the Indemnifying Party assumes
                  the defense of the Third-Party Claim as provided in Section 4(d)(ii), the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate.

                           (v) In no event shall the Indemnified Party consent
                  to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

                  (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not reduced by any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 10% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 4(e).

                  (f) Compliance with Express Negligence Rule. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 4, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

                  (g) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under this
Section 4, shall be made in cash and treated as purchase price adjustments for tax purposes.

         5. Miscellaneous

                  (a) Disclosure. Notwithstanding anything to the contrary in this Agreement (or any other agreement executed in connection therewith), the Parties (and each employee, representative or other agent of the Parties) may disclose to any and all persons, without limitation of any kind, the U.S. federal income Tax treatment and Tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other Tax analyses) that are provided to the Parties relating to such Tax treatment and Tax structure. For this purpose, "Tax structure" is limited to facts relevant to the U.S. federal income Tax treatment of such transactions and does not include information relating to the identity of the Parties, its Affiliates, agents or advisors. Moreover, notwithstanding any other provision of this Agreement (or any other agreement executed in connection therewith), there shall be no limitation on a Party's ability to consult any Tax adviser, whether or not independent from such Party or its Affiliates, regarding the Tax treatment or Tax structure of the transactions contemplated by this Agreement.

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign, transfer or otherwise alienate either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

                  (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

                  (e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:   Ark Land Company
                             One CityPlace Drive, Suite 300
                             St. Louis, MO 63141
                             Attention: General Counsel
                             Fax: (314) 994-2734

         If to the Parent:   Arch Coal, Inc.
                             One CityPlace Drive, Suite 300
                             St. Louis, MO 63141
                             Attention: General Counsel
                             Fax: (314) 994-2734

         If to the Buyer:    FRC-WPP NRP Investment L.P.
                             601 Jefferson St., Suite 3600
                             Houston, TX 77002
                             Attention: General Counsel
                             Fax: (713) 650-0606

         With a copy to:     GP Natural Resource Partners LLC
                             601 Jefferson St., Suite 3600
                             Houston, TX 77002
                             Attention: General Counsel
                             Fax: (713) 650-0606

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail). Delivery of written notices shall be effective (i) upon delivery, if sent by hand delivery, expedited courier or messenger service (in any such case, with a record of receipt) or by ordinary mail or (ii) on the next day after the date of dispatch, if sent by telecopy, cable, facsimile, telegram, or electronic mail. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

                  (g) Remedy and Waiver. From and after the Closing, the sole remedy of a Party in connection with (i) a breach or inaccuracy of the representations, or breach of warranties, in this Agreement or any certificate or other document delivered pursuant to this Agreement at Closing, or (ii) any failure by a Party to perform or observe any term, provision, covenant or agreement on the part of such Party to be performed or observed under this Agreement, shall, in each case, be the rights of such Party under Section 4 hereof to indemnification and to being released and held harmless, and, as a result, each Party hereby waives any claim or cause of action pursuant to common or statutory law or otherwise (except for fraud) against the other Party arising from any breach or failure described in (i) or (ii) above. Except for the representations, warranties and remedies expressly provided for by this Agreement, the Buyer agrees that the Seller and its Affiliates and representatives have not made any representation or warranty, and the Seller is relying on no other representation, warranty or remedy (under contract or law).

                  (h) Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 4).

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Transaction Expenses. Each of the Buyer, the Seller and the Parent shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall include any amendment to such Law now or hereinafter in effect, unless otherwise expressly set forth herein. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Sections or subdivisions thereof shall refer to the corresponding Section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument. Unless otherwise provided, any reference to any Person in this Agreement shall include such Person's successors and assigns. The terms "will" and "shall" shall be interpreted to have the same meaning. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.

                  (m) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth in the preamble.

                              FRC-WPP NRP Investment L.P.

                              By: FRC-WPP GP LLC
                                  its General Partner
                              By:
                                  ---------------------------------------------
                                  Alex T. Krueger
                                  Manager


                              ARK LAND COMPANY

                              By:
                                  ---------------------------------------------
                                  Steven E. McCurdy
                                  President


                              ARCH COAL, INC.

                              By:
                                  ---------------------------------------------
                                  David B. Peugh
                                  Vice President, Business Development




                SIGNATURE PAGE TO THE PURCHASE AND SALE AGREEMENT
                       RELATING TO THE SUBORDINATED UNITS

                                                                       EXHIBIT A

                        SECRETARY'S CERTIFICATE OF SELLER

                                                                       EXHIBIT B


                        SECRETARY'S CERTIFICATE OF PARENT

                                                                       EXHIBIT C

                             CERTIFICATE OF MEMBERS
                                       OF
                            GENERAL PARTNER OF BUYER